          As filed with the Securities and Exchange Commission on August 3, 1998
                                               Registration No. 333-____________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                          PRO TECH COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                  ------------

          FLORIDA                         3470                   59-3281593
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
     or organization)            Classification Code No.)    Identification No.)



                           3311 INDUSTRIAL 25TH STREET
                            FT. PIERCE, FLORIDA 34946
                                 (561) 464-5100
                    (Address of principal executive offices)

                             KEITH LARKIN, PRESIDENT
                          PRO TECH COMMUNICATIONS, INC.
                           3311 INDUSTRIAL 26TH STREET
                            FT. PIERCE, FLORIDA 34946
                     (Name and address of agent for service)

                             1998 STOCK OPTION PLAN
                              (Full title of plan)

                                   Copies to:
                             LESLIE J. CROLAND, ESQ.
                               JEFF T. MIHM, ESQ.
     LUCIO, MANDLER, CROLAND, BRONSTEIN, GARBETT, STIPHANY & MARTINEZ, P.A.
                         701 BRICKELL AVENUE, SUITE 2000
                              MIAMI, FLORIDA 33131
                                 (305) 579-0012
                              (305) 579-4722 (FAX)

                                                     CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                                        Proposed maximum        Proposed maximum
Title of each class of               Amount to           offering price        aggregate offering           Amount of
securities to be registered      be registered(1)         per share(2)                price             registration fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share                     500,000(3)              $.328125               $164,062.50               $48.40
===============================================================================================================================

(1) Represents shares of common stock, par value $.001 per share ("Common Stock"), issuable upon exercise of options granted under the Company's 1998 Stock Option Plan.

(2) Computed in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933.

(3) Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement covers such additional number of shares of Common Stock as may be issuable pursuant to the antidilution provisions of the 1998 Stock Option Plan.

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Pro Tech Communications, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

         (1) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

         (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's most recent fiscal year; and

         (3) The description of the Company's common stock, par value $.001 per share, contained in a registration statement filed under the Exchange Act on March 21, 1997, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to the provisions of Section 607.0850(1) of the Florida Business Corporation Act and the Company's Articles of Incorporation, the Company has the power to indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the Company), because such person is or was a director, officer, employee, or agent of the Company (or is or was serving at the request of the Company under specified capacities) against liability incurred in connection with such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to the best interest of the Company (and with respect to any criminal action or proceedings, such person had no reasonable cause to believe such person's conduct was unlawful).

         With respect to a proceeding by or in the right of the Company to procure a judgment in its favor, Section 607.0850(2) of the Florida Business Corporation Act provides that the Company shall have the power to indemnify any person who is or was a director, officer, employee, or agent of the Company (or is or was serving at the request of the Company under specified capacities) against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Company, except that no indemnification shall be made in a case in which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which the proceeding was brought, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

         Indemnification as described above shall only be granted in a specific case upon a determination that indemnification is proper under the circumstances using the applicable standard of conduct which is made by (a) a majority of a quorum of directors who were not parties to such proceeding, (b) if such a quorum is not attainable, by majority vote of a committee designated by the Board of Directors consisting of two or more directors not parties to the proceeding, (c) by independent legal counsel selected by the Board of Directors described in the foregoing parts (a) and (b), or if a quorum cannot be obtained, then selected by a majority vote of a quorum consisting of stockholders who are not parties to such proceeding.

         Section 607.0850(12) of the Florida Business Corporation Act permits the Company to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company (or is or was serving at the request of the Company in specified capacities) against any liability asserted against such person or incurred by such person in any such capacity whether or not the Company has the power to indemnify such person against such liability.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.  EXHIBITS

        5 Opinion and Consent of Lucio, Mandler, Croland, Bronstein, Garbett, Stiphany & Martinez, P.A.

        10.1    Pro Tech Communications, Inc. 1998 Stock Option Plan

        23.1    Consent of Morgan, Jacoby, Thurn & Associates.

        23.2    Consent of KPMG Peat Marwick LLP

ITEM 9.  UNDERTAKINGS.

1.      The Company hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; or

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ft. Pierce, Florida, on the 16th day of July 1998.

                                         PRO TECH COMMUNICATIONS, INC.

                                         By: /s/ Keith Larkin
                                             --------------------------------
                                             Keith Larkin, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                      TITLE                         DATE
          ---------                      -----                         ----


/s/ Keith Larkin             Chairman of the Board, President
---------------------------  and Treasurer (Chief Executive
Keith Larkin                 Officer and Chief Financial and
                             Account Officer)                      July 16, 1998


/s/ Kenneth Campbell         Director, Secretary and Vice-
--------------------------   President of Operations               July 16, 1998
Kenneth Campbell

                                  EXHIBIT INDEX
                                  -------------


EXHIBIT NO.                DESCRIPTION OF EXHIBIT
-----------                ----------------------

    5                      Opinion and Consent of Lucio, Mandler, Croland, Bronstein, Garbett, Stiphany & Martinez, P.A.

    10.1                   1998 Stock Option Plan

    23.1                   Consent of Morgan, Jacoby, Thurn & Associates

    23.2                   Consent of KPMG Peat Marwick LLP
